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EXHIBIT 10.16


                     PRODUCT DEVELOPMENT SERVICES AGREEMENT

THIS PRODUCT DEVELOPMENT SERVICES AGREEMENT (this "Agreement") is made and entered into as of November 9, 2001, by and between BIOMED RESEARCH, INC., a Florida corporation ("BIOMED"), and Med Enclosure, L.L.C., a Nevada limited liability company ("Sponsor").

                                   WITNESSETH:

WHEREAS, BIOMED is engaged in the business of designing medical devices, managing the pre-clinical and clinical testing of medical devices, and completing the necessary applications in the process of obtaining U.S. Food and Drug Administration ("FDA") approval to market medical devices;

WHEREAS, Sponsor has need for such product development services in order to obtain FDA approval and to market its Product;

WHEREAS, Sponsor desires to engage BIOMED to perform certain product development services with respect to the Product and BIOMED desires to perform such product development services for Sponsor, all upon the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sponsor and BIOMED hereby agree as follows:

                                    AGREEMENT

1. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

1.1 PRODUCT. Product shall mean Sponsor's MEDCLOSE arteriotomy closure device as described in the Development Plan.

1.2 DEVELOPMENT PLAN. Development Plan shall mean an outline of the product development services to be performed by BIOMED hereunder set forth on Exhibit A.

2. SCOPE AND CONDUCT OF SERVICES

2.1 SCOPE OF SERVICES. BIOMED shall provide the product development services in support of Products as described in the Development Plan set forth at Exhibit A. In addition, BIOMED will use commercially reasonable efforts to perform such other services related to the Development Plan, but not specifically included in the Development Plan, which may be reasonably requested by Sponsor; provided that Sponsor shall bear all reasonable costs associated with such other services.

2.2 CONDUCT OF SERVICES. BIOMED shall use its best efforts to perform the Development Plan in accordance with the timetable time estimates set out in Exhibit A. All work shall be performed by BIOMED in a


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         workmanlike and professional manner, in conformance with best industry practices, and strictly in accordance with the Development Plan, and any applicable federal, state and local laws and regulations and guidelines, including, but not limited to, Title 21 of the Code of Federal Regulations, International Congress of Harmonization Good Clinical Practice Guidelines as reported in the Federal Register on May 9, 1997, Good Laboratory Practices, and Design Controls in the Quality System Regulation if, and as applicable. BIOMED shall cooperate with any reasonable reviews or audits of BIOMED's activities under this Agreement by Sponsor or Sponsor's appointee and make available to them for examination during normal business hours all documentation, data and information relating to Services. BIOMED shall provide Sponsor with monthly written status reports during the term of this Agreement. Sponsor shall have the right to review and approve all draft protocols for pre-clinical and clinical studies relating to Product prior to implementation by BIOMED; provided that such review and approval process with respect to any such study shall not exceed 48 hours. Sponsor shall have the right to review and approve all draft submissions to the FDA and any other regulatory entities relating to Product prior to submission by BIOMED.

2.3 OBLIGATIONS OF BIOMED AND SUB-CONTRACTORS. BIOMED may, subject to Sponsor's prior written consent, sub-contract part of its obligations hereunder with a third party. BIOMED shall ensure by written agreement with each sub-contractor for the benefit of Sponsor, that such sub-contractor assumes obligations equivalent to those assumed by BIOMED under this Agreement in particular as regards Sections 2.2 (Conduct of Services), 5 (Record Storage), 6 (Publications), 8 (Confidentiality) and 9 (Work Product and Discoveries). Such agreements with each sub-contractor will be subject to Sponsor's prior written approval, which shall not be reasonably withheld or delayed; provided, however, that BIOMED may redact the commercial terms (e.g., pricing) of such agreements prior to delivering the agreement to Sponsor for review and approval.. BIOMED acknowledges and confirms that by sub-contracting its rights and obligation hereunder it shall not be released from any of its contractual obligations under this Agreement and that it shall remain fully responsible for the complete performance of such obligations under this Agreement. BIOMED shall be solely responsible for all payments to sub-contractors, and does not have the ability to bind Sponsor in connection with any agreement or arrangement.

3. FEES AND PAYMENT

Sponsor's sole payment obligations with respect to the services performed under this Agreement, inclusive of any fees, expenses and other costs are set forth on Exhibit A under the columns headed "Cost," "Early Bonus" and "On-Time Bonus" Payments set forth under the heading "Cost" on Exhibit A shall be due and payable in full only upon the successful completion of prior sequential phase of the Development Plan, except with respect to the payment corresponding to Phase I which shall be payable in full within three (3) business days of the execution of this Agreement by both parties, and the payment corresponding to Phase V, which shall be payable in three installments due every 90 days commencing upon completion of Phase N. Amounts set forth under the columns headed "Early Bonus" and "On-Time Bonus" will accrue only if the corresponding phase of the Development Plan is completed by the dates set forth under such headings. Either, but not both, an "Early Bonus" or an "On-Time Bonus" amount may accrue with respect to each phase of the Development Plan. Accrued amounts set forth

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under the columns headed "Early Bonus" and "On-time Bonus" will only become due and payable upon receipt by the Sponsor of a letter from FDA approving the marketing of the Product. BIOMED shall be responsible for all costs in connection with performance of the Development Plan, including travel expenses, overhead, and other expenses.

4. TERM AND TERMINATION

4.1 TERM. The term of this Agreement shall commence on the date set forth on the first page hereof and shall continue through the completion of the Development Plan (the "Termination Date"), unless terminated earlier by either party in accordance with the terms of this Agreement.

4.2 TERMINATION. If either party breaches any material representation, warranty or obligation provided hereunder and the breaching party fails to cure such breach within thirty (30) days of receipt of written notice of such breach from the non-breaching party, the non-breaching party shall be entitled to terminate this Agreement immediately upon expiration of such thirty (30) day period. If this Agreement is terminated by Sponsor during any phase of the development plan, BIOMED shall refund to Sponsor within thirty (30) days of the effective date of such termination, a pro-rata portion of the payment with respect to such phase based on the number days remaining in such phase (determined with reference to the total number of days accorded to such phase on Exhibit A).

5. RECORD STORAGE

Unless otherwise directed by Sponsor, BIOMED shall retain in its archive all original data and other materials arising out of BIOMED's performance of its obligations under this Agreement for a period of two (2) years after the date of marketing approval by the FDA for the Product. At the end of the two (2) year period referred to above, BIOMED shall return all such data and other materials to Sponsor unless otherwise directed by Sponsor.

6. PUBLICATIONS

BIOMED and its employees, contractors, consultants and all other contracted persons and entities shall not make any publication related to the Product or its product development services hereunder without the express written permission of Sponsor, but in no event prior to the publication of any patent for the Product. In the event Sponsor consents to publication by clinical investigators contracted by BIOMED, BIOMED's agreements with all such clinical investigators shall be constructed so as to require an opportunity for review and comment by Sponsor prior to any such publication. All data of a confidential or trade secret nature will be specifically excluded from such right to publish, unless otherwise approved by Sponsor in writing.

7. DISCLAIMER OF BENEFITS - INDEPENDENT CONTRACTOR

It is expressly agreed that all services provided by BIOMED and its employees, agents, or representatives pursuant to this Agreement are performed in BIOMED's capacity as an independent contractor and its employees, agents, or representatives are not employees of Sponsor. BIOMED retains the sole right to hire, discipline, evaluate, and terminate its own employees and to set their hours, wages, and terms and conditions of employment in accordance with the law

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and its obligations hereunder. Consequently, BIOMED's employees, agents, or representatives are not entitled to and will not receive from Sponsor in connection with the services hereunder any insurance coverage, pension, profit-sharing, paid vacation, disability or similar benefits normally provided by Sponsor to its employees. BIOMED is solely responsible for with respect to the withholding and payment of taxes for itself its employees, agents, or representatives, and Sponsor shall have no liability therefore.

8. CONFIDENTIALITY

8.1 CONFIDENTIAL INFORMATION. BIOMED hereby agrees to treat as confidential any confidential or proprietary information obtained from Sponsor or generated or created by BIOMED as a result of performing the services under this Agreement, including but not limited to, data, materials, equipment, experience (whether of a scientific, technical, engineering, operational or commercial nature), designs, specifications, know-how with respect to the Product, product uses, processes, formulae, costs, financial data, marketing plans and direct selling systems, customer lists and technical and commercial information relating to customers or business projections used by Sponsor in its business, whether or not the subject of any patent or patent application (referred to hereinafter collectively as "Confidential Information"). BIOMED recognizes that Confidential Information is the exclusive property of Sponsor. Consequently, during the term of this Agreement and for 10 years after termination of this Agreement, BIOMED shall not disclose to any unauthorized person or use in any unauthorized manner the Confidential Information. Notwithstanding the foregoing, BIOMED may disclose Confidential Information to its directors, officials, employees and sub-contractors to the extent necessary for the performance of the services under this Agreement, provided, however, BIOMED shall impose upon them the same confidentiality obligation BIOMED has under this Agreement. In the event of a breach or a threatened breach by BIOMED of the provisions of this Section 8, Sponsor shall be entitled to seek an injunction restraining BIOMED from disclosing, in whole or in part, said Confidential Information and BIOMED agrees it will not oppose the grant of such injunction on the grounds that monetary damages are an adequate remedy. Nothing herein shall be construed as prohibiting Sponsor from pursuing any other remedies available to Sponsor at law or equity for any such breach or threatened breach.

8.2 EXCEPTIONS TO CONFIDENTIAL INFORMATION. This obligation of confidentiality shall not apply to information which:

                  8.2.1 at the time of disclosure is in the public domain;

                  8.2.2 after disclosure becomes part of the public domain by publication or otherwise, other than by an unauthorized act or omission by BIOMED, its agents, employees, affiliates or subcontractors;

                  8.2.3 was in the possession of BIOMED at the time of disclosure and BIOMED promptly notifies Sponsor in writing of such possession and the circumstances relating to the possession, and was not acquired directly or indirectly from Sponsor;

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                  8.2.4 becomes known to BIOMED from a third party having (i)
         lawful access to such information and (ii) the right disclose the information without any obligation to Sponsor or Sponsor's affiliates; or

                  8.2.5 with Sponsors written permission, may be required for obtaining essential or desirable authorizations or rights relating to the Product and the Development Plan from governmental authorities.

8.3 THIS AGREEMENT IS CONFIDENTIAL. BIOMED agrees to keep confidential and not to disclose to any other person, firm or entity the existence or contents of this Agreement and discussions hereunder unless Sponsor gives its prior written consent to such disclosure.

9. Work Product and Discoveries

9.1 WORK PRODUCT. BIOMED hereby grants to Sponsor and Sponsor hereby accepts, the entire right title and interest of BIOMED now existing, or which may hereafter arise in and to the Work Product and in and to all data, information, inventions, discoveries, improvements, designs, ideas, reports, materials, applications, machines, devices, and the like developed by BIOMED under this Agreement (hereinafter, the "Work Product") and all copyrights, trade secrets and other proprietary rights in or based on the Work Product. BIOMED and Sponsor agree that if the Work Product or any portion thereof is copyrightable, it shall be deemed to be a "work made for hire," as such term is defined in the Copyright Laws of the United States. BIOMED agrees not to disclose the Work Products to a third party or to use the Work Products for its own benefit without the prior express written consent of Sponsor. BIOMED warrants and represents that: (a) all Work Product prepared by BIOMED and its sub-contractors pursuant to this Agreement will be original work developed pursuant to this Agreement; (b) any Work Product prepared by BIOMED pursuant to this Agreement will created solely by BIOMED and its sub-contractors; (c) any Work Product prepared by BIOMED and its sub-contractors pursuant to this Agreement, in whole or in part, or any activity by BIOMED and its sub-contractors under this Agreement, will not and does not infringe any patents, copyrights, trade secrets or other proprietary rights of third parties and BIOMED has received no claims or charges of such infringement by the Work Product or any portion thereof, and BIOMED has no reason to believe that the Work Product, in whole or in part, may infringe the patents, copyrights, trade secrets or other proprietary rights of third parties;
         (d) BIOMED has the authority to enter into this Agreement and to perform all obligations hereunder, including, but not limited to, the grant of rights and licenses to the Work Product and all data, documentation, and information, in whatever form, not first produced or created by or for BIOMED as a result of or related to the performance of work or the rendition of services under this Agreement, but included in or necessary for use in or with the Work Product or any portion thereof, and all proprietary rights therein or based thereon, and that BIOMED is free to enter this Agreement, and execution of this Agreement does not violate any ethical or contractual duty to a third party; and
         (e) BIOMED has not granted any rights or licenses to third parties under Work Product or any portion thereof.

9.2 INFORMATION. BIOMED agrees to provide Sponsor with all information, know-how and materials necessary for Sponsor to obtain and maintain patents or other rights in the Work Products in ALL AND ALL countries designated by Sponsor.

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9.3      APPROVALS AND FILES. BIOMED agrees that Sponsor does and will own the full right, title, and interest in and to any government approvals, associated government files or licenses related to making, using and selling the Products and Work Products to the full extent possible under the law of each appropriate country.

10. GENERAL

10.1 NOTICE. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and personally delivered, sent by certified mail return receipt requested, postage prepaid, nationally recognized express delivery service with delivery confirmed or via facsimile with receipt confirmed, addressed as follows:

If to Sponsor:

                  MED ENCLOSURE, L.L.C.
                  6336 17th Street Circle East
                  Sarasota, FL 34243
                  Attention: Rod A. Shipman, Managing Member, President and CEO
                  Facsimile: (941) 346-3214

If to BIOMED:

                  BIOMED RESEARCH, INC.
                  4608 Rue Bordeaux
                  Lutz, Florida 33558 USA
                  Attention: Michael P. Dayton, President
                  Facsimile: (813) 949-6990

or at such subsequent address as either party may designate to the other in writing, and shall be deemed to have been given as of the date when properly set in accordance with the terms hereof.

10.2 INDEMNIFICATION. Each party (in such case, the "Indemnifying Party") hereby indemnifies and agrees to defend and hold harmless the other party and its directors, officers, agents, representatives, employees, members, successors and assigns (the "Indemnified Parties"), from and against any and all losses, claims, damages, expenses or fees (including attorney's fees) arising out of or in connection any actions by any person, organization or governmental entity or agency as a result of the performance, breach or nonperformance by the Indemnifying Party, its agents, affiliates, employees, representatives or assigns of its obligations or duties under this Agreement, including, but not limited to such liability, loss or damage resulting from negligence, willful malfeasance or failure by the Indemnifying Party to perform its obligations hereunder in compliance with the FDA guidelines and regulations.

10.3 INSURANCE. At all times during the term of this Agreement, BIOMED will maintain an insurance policy or policies adequate in amount, as reasonably determined by Sponsor, to insure BIOMED against liability associated with its obligations hereunder. Sponsor shall be an additional named insured on all such policies, shall be entitled upon request to evidence of such coverage.

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10.4     BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding on Sponsor, its successors, transferees and assigns, and on BIOMED, its successors, transferees and assigns.

10.5 WAIVER OF BREACH. The waiver by either party of a default or breach or the failure by either party to claim a default or breach of any provision of this Agreement by the other party shall not be or be held to be a waiver of any subsequent default or breach of the same provision or of any other provision of this Agreement.

10.6 AMENDMENT. This Agreement cannot be amended, changed, modified or supplemented in any manner whatsoever, except by another agreement in writing executed by the parties hereto.

10.7 ASSIGNMENT. Neither this Agreement, nor any of its rights, duties or obligations under this Agreement may be assigned or otherwise transferred or delegated by BIOMED without the prior written consent of Sponsor.

10.8 HEADINGS. The headings of the various sections of this Agreement are inserted merely for the purpose of convenience of the parties and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

10.9 ENTIRE AGREEMENT. This Agreement cancels, merges and supersedes all prior and contemporaneous understandings and agreements relating to the subject matter of this Agreement, written or oral, between the parties hereto and contains the entire agreement of the parties hereto.

10.10 SEVERABILITY. Except as otherwise expressly provided herein, if any provisions of this Agreement shall be adjudicated to be invalid or unenforceable in any action or proceeding, whether in its entirety or in any portion, then such part shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable.

10.11 SURVIVAL. The obligations, rights and duties of the parties under Sections 5, 6, 8, and 9 hereof shall survive the termination of this Agreement.

10.12 GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be subject to, governed by and construed and interpreted in accordance with, the laws of the State of Florida without regard to the conflicts of laws principles of such State. Each party agrees to submit to the jurisdiction of the United States District Court situated in the State of Florida with respect to any non-arbitration dispute (as defined below) and with respect to any action to enforce an arbitration order rendered pursuant to Section
         10.13 below.

10.13 ARBITRATION. In the event of any dispute, the senior management of Sponsor and BIOMED will attempt in good faith to negotiate a mutually acceptable resolution. Any dispute arising out of or in connection with this Agreement, other than a dispute concerning Section 6, 8 or 9, with

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         respect to which a party is seeking specific performance, an injunction, or other equitable relief (a "non-arbitration dispute"), if not settled amicably between the parties hereto, shall be finally settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association by one (1) arbitrator selected mutually by the parties. If the parties are unable to agree on an arbitrator, then each party will select one (1) arbitrator and arbitrators will then select one (1) arbitrator to hear the dispute. The arbitrator shall have the power to rule on his own competence and to give an award having force of law for the parties. The award shall be madt m writing and shall be final and binding on the parties. The parties shall undertake to carry out the award without delay. The award may be made public only with the consent of both parties. The applicable law shall be the law of the United States and the State Florida and the place of arbitration shall be, unless otherwise agreed between the parties, Sarasota, Florida.

10.14 IRREPARABLE HARM. BIOMED agrees that, for any breach of BIOMED's duties under Paragraphs 6, 8 or 9 of this Agreement, shall result in irreparable harm to Sponsor, that BIOMED will not interpose lack of irreparable harm as a defense to any action brought by BIOMED, its successors or assigns, under this Agreement and that Sponsor, its successors and assigns, will have the right to obtain injunctive relief with respect any such breach.

10.15 COMPLIANCE WITH LAWS. Sponsor and BIOMED agree that in the performance of their duties under this Agreement they will not, directly or indirectly, violate or assist or cooperate with any other party in violating any of the provisions of any applicable health, safety, environmental, export, import, tax, antiboycott, corrupt practices or other laws of the United States, any state of subdivision thereof.

10.16 FORCE MAJEURE. Neither party shall be in default hereunder by reason of its delay in the performance of or failure to perform any of its obligations hereunder if such delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with applicable laws, rules or regulations, inability to secure necessary governmental priorities for materials, or for any circumstances beyond each respective party's reasonable control and without its fault or negligence.

10.17 CONFLICTS WITH OTHER LAWS. If any of the terms or provisions of this Agreement are in conflict with any applicable statue or rule of law then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be modified to conform with such statute or rule of law in such forms which most closely reflect the commercial and mutual intent of the parties under this Agreement.

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         IN WITNESS WHEREOF, the parties have cause this Agreement to be duly executed as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION, WHICH MAY BE ENFORCED BY THE PARTIES.

                          SPONSOR

                          Med Enclosure, L.L.C.


                     By:  /S/ ROD A. SHIPMAN
                          ------------------------------------------------------
                          Rod A. Shipman
                          Managing Member, President and Chief Executive Officer



                         BIOMED

                         BIOMED RESEARCH, INC.


                     By:  /S/ MICHAEL P. DAYTON
                          ------------------------------------------------------
                          Michael P. Dayton, President